EXHIBIT 99.1
For Immediate Release
Contact: Robert Copple or Kate Messmer
972-665-1500
CINEMARK HOLDINGS, INC. REPORTS RESULTS FOR FIRST QUARTER 2008
Plano, TX, May 9, 2008 – Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three months ended March 31, 2008.
Cinemark Holdings, Inc.’s revenues for the three months ended March 31, 2008 increased 6.1% to $401.0 million from $378.0 million for the three months ended March 31, 2007. Admissions revenues increased 7.5% and concession revenues increased 6.2%. The increase was primarily related to a 1.0% increase in attendance; a 6.5% increase in average ticket prices; and a 5.1% increase in concession revenues per patron.
Adjusted EBITDA for the three months ended March 31, 2008 increased 5.1% to $84.2 million from $80.1 million for the three months ended March 31, 2007. The Company’s Adjusted EBITDA margin was 21.0% for the three months ended March 31, 2008 compared to 21.2% for the three months ended March 31, 2007. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income for the three months ended March 31, 2008 was $5.3 million compared to net income of $118.2 million for the three months ended March 31, 2007. Net income for the three months ended March 31, 2007 included an after-tax gain of approximately $129.6 million related to the sale of a portion of our investment in National CineMedia, LLC and non-cash impairment charges of $49.7 million.
“Cinemark had a solid start to the year, delivering growth in both revenue and Adjusted EBITDA. We were particularly pleased with the robust growth of our international operations in the first quarter as we continue to take advantage of the opportunity to expand our theater network in Latin America and diversify our geographic footprint,” stated Alan Stock, Cinemark’s Chief Executive Officer. “The box office has been relatively resilient in past recessionary periods, and while second quarter comparisons are challenging, we look forward to a promising upcoming summer film slate. Furthermore, as we make progress on our digital cinema initiative plan, continue our organic growth in the US and internationally with new theatre openings, and begin our 3-D rollout, we are well positioned to deliver strong operating performance in the future.”
On March 31, 2008, the Company’s aggregate screen count was 4,657, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of March 31, 2008, the Company had signed commitments to open 14 new theatres with 153 screens by the end of 2008 and open seven new theatres with 104 screens subsequent to 2008.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 8:30 A.M. Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. The passcode is 45975338. A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-9291. The passcode for the replay is 45975338. The replay will be available until May 11, 2008. Additionally, a live audio webcast will be available to interested parties for a limited time beginning immediately following the call at www.cinemark.com under the Investor Relations section.

About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of March 31, 2008, Cinemark operates 408 theatres and 4,657 screens in 38 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 28, 2008 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended
	March 31,
	2008	2007
Statement of Income data:

Revenues
Admissions	$262,367	$243,990
Concession	122,157	115,087
Other	16,492	18,945

Total revenues	$401,016	$378,022

Film rentals and advertising	138,140	128,294
Concession supplies	18,749	17,457
Facility lease expense	56,322	51,645
Other theatre operating expenses	90,752	84,375
General and administrative expenses	20,572	18,733
Depreciation and amortization	38,111	37,809
Impairment of long-lived assets	4,487	49,730
(Gain) loss on sale of assets and other	(199)	305

Total costs and expenses	366,934	388,348

Operating income (loss)	34,082	(10,326)

Interest expense (1)	(32,073)	(41,497)
Gain on NCM Transaction	—	210,773
Distributions from NCM	5,182	—
Loss on early retirement of debt	(40)	(7,829)
Other income	1,741	2,483

Income before taxes	8,892	153,604
Income taxes	3,641	35,393

Net income	$5,251	$118,211

Net Earnings Per Share
Basic	$0.05	$1.28

Diluted	$0.05	$1.25

Other Financial Data:
Adjusted EBITDA (2)	$84,160	$80,094
Adjusted EBITDA margin	21.0%	21.2%

Other Operating Data:
Domestic Attendance (patrons)	34,291	34,947
International Attendance (patrons)	15,435	14,259

Worldwide Attendance (patrons)	49,726	49,206

	As of	As of
	March 31,	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$305,004	$338,043
Theatre properties and equipment, net	1,309,942	1,314,066
Total assets	3,240,885	3,296,892
Long-term debt, including current portion	1,523,932	1,523,745
Stockholders’ equity	1,003,023	1,019,203
Segment Information
(unaudited, in thousands)

	Three months ended
	March 31,
	2008	2007
Revenues
U.S.	$308,799	$306,374
International	93,109	72,263
Eliminations	(892)	(615)

Total Revenues	$401,016	$378,022

Adjusted EBITDA
U.S.	$64,876	$66,699
International	19,284	13,395

Total Adjusted EBITDA	$84,160	$80,094

Capital Expenditures
U.S.	$25,895	$24,897
International	4,906	7,168

Total Capital Expenditures	$30,801	$32,065

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended
	March 31,
	2008	2007
Net income	$5,251	$118,211
Income taxes	3,641	35,393
Interest expense (1)	32,073	41,497
Gain on NCM Transaction	—	(210,773)
Loss on early retirement of debt	40	7,829
Other income	(1,741)	(2,483)
Depreciation and amortization	38,111	37,809
Impairment of long-lived assets	4,487	49,730
(Gain) loss on sale of assets and other	(199)	305
Deferred lease expenses (3)	1,232	1,607
Amortization of long-term prepaid rents (3)	404	236
Share based awards compensation expense (4)	861	733

Adjusted EBITDA (2)	$84,160	$80,094

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, gain on NCM transaction, loss on early retirement of debt, other income, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents, and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(3)	Non-cash expense included in facility lease expense.

(4)	Non-cash expense included in general and administrative expenses.

Additional Segment Information
(unaudited, in millions, except revenues per screen)

	Three Months Ended March 31,
	2008	2007	% Change
	U.S. Operating Segment
Revenues
Admissions revenues	$202.8	$197.5	2.7%
Concession revenues	96.7	95.6	1.2%
Other revenues	8.4	12.7	(33.9%)

Total revenues	$307.9	$305.8	0.7%

Attendance	34.3	34.9	(1.7%)
Revenues per screen (in dollars)	$84,416	$86,771	(2.7%)

Theatre Operating Costs
Film rentals and advertising	$108.9	$105.5
Concession supplies	12.5	12.5
Salaries and wages	35.4	34.3
Facility lease expense	41.5	39.9
Utilities and other	36.3	34.3

Total theatre operating costs	$234.6	$226.5

	International Operating Segment
Revenues
Admissions revenues	$59.6	$46.5	28.2%
Concession revenues	25.5	19.5	30.8%
Other revenues	8.0	6.2	29.0%

Total revenues	$93.1	$72.2	28.9%

Attendance	15.4	14.3	7.7%
Revenues per screen (in dollars)	$92,187	$75,468	22.2%

Theatre Operating Costs
Film rentals and advertising	$29.2	$22.8
Concession supplies	6.2	5.0
Salaries and wages	7.2	5.9
Facility lease expense	14.8	11.7
Utilities and other	11.9	9.9

Total theatre operating costs	$69.3	$55.3

	Consolidated
Revenues
Admissions revenues	$262.4	$244.0	7.5%
Concession revenues	122.2	115.1	6.2%
Other revenues	16.4	18.9	(13.2%)

Total revenues	$401.0	$378.0	6.1%

Attendance	49.7	49.2	1.0%
Revenues per screen (in dollars)	$86,101	$84,356	2.1%

Theatre Operating Costs
Film rentals and advertising	$138.1	$128.3
Concession supplies	18.7	17.5
Salaries and wages	42.6	40.2
Facility lease expense	56.3	51.6
Utilities and other	48.2	44.2

Total theatre operating costs	$303.9	$281.8